INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-60114) relating to the 2000 Stock Option and Incentive Plan of Shoe Carnival, Inc., and the Registration Statements on Form S-8 (Nos. 33-74050 and 333-44047) relating to the 1993 Stock Option and Incentive Plan of Shoe Carnival, Inc., and the Registration Statement on Form S-8 (No. 33-80979) relating to the Employee Stock Purchase Plan of Shoe Carnival, Inc., and the Registration Statement on Form S-8 (No. 333-82819) relating to the Outside Directors Stock Option Plan of Shoe Carnival, Inc. of our report dated April 5, 2004, appearing in this Annual Report on Form 10-K of Shoe Carnival, Inc. and subsidiaries for the year ended January 31, 2004.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
April 12, 2004